EXHIBIT 99.1

STANADYNE CORPORATION ANNOUNCES

THE COMMENCEMENT OF AN OFFERING OF DEBT SECURITIES

WINDSOR, CT. July 21, 2004: Stanadyne Corporation (“Stanadyne” or the “Company”) today announced that it commenced an offering of $160 million principal amount of senior subordinated notes due 2014 pursuant to Regulation D to qualified institutional buyers as defined in Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The net proceeds of the offering, together with amounts borrowed under our new senior secured term loan credit facility and the proceeds of a cash equity investment by an investor group led by Kohlberg Investors IV, L.P., are intended to be used to finance the previously announced transaction where an affiliate of Kohlberg & Company, L.L.C. is purchasing 100% of the stock of the Company’s parent, the tender offer to purchase the Company’s existing 10 1/4% senior subordinated notes due 2007, the repayment of other existing indebtedness of the Company, and the payment of related fees and expenses. This announcement is not an offer to purchase, a solicitation of an offer to purchase, a solicitation of consents or a notice of redemption with respect to any of the existing senior subordinated notes. The simultaneous completion of the stock purchase is one of the conditions to the offering. Subject to acceptable market and interest rate conditions, the Company anticipates completing the offering next month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 and the applicable state securities laws for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Stanadyne Corporation is a leading worldwide designer and manufacturer of highly engineered, precision-machined products used predominantly on diesel engines, principally for off-highway applications such as agricultural and construction vehicles and equipment. The Company’s core competencies include product design, precision machining, and the assembly and testing of complex components. The Company’s principal products are fuel filtration systems, fuel pumps and fuel injectors for diesel engines and valve train components for gasoline engines. The Company is headquartered in Windsor, CT, and has facilities in the United States, Brazil, Italy, and India. The Company has a worldwide network of approximately 1,200 sales and service agencies.

Stanadyne’s statements in this press release that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Stanadyne’s intention to raise proceeds through this offering of senior subordinated notes, the intended use of proceeds, the anticipated amount of the notes offered, and the tender offer of 10 1/4% senior subordinated notes due 2007. There can be no assurance that the transactions mentioned in this press release will be completed on the anticipated terms or at all. Stanadyne’s ability to complete the offering will depend, among other things, on market conditions. Stanadyne’s ability to complete this offering and its business are subject to the risks described in its filings with the Securities and Exchange Commission.